Sub-Item 77Q1(b)

INTERMEDIATE MUNICIPAL TRUST

Amendment No. 12
to the
Amended & Restated
DECLARATION OF TRUST

Dated April 2, 1999


THIS Declaration of Trust is amended as follows:
Strike the first paragraph of Section 5 of Article
III from the Declaration of Trust and substitute in its place the following:
Section 5.  Establishment and Designation of
Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional
Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be, and are established and designated as:

Federated Intermediate Municipal Trust
Institutional Shares
Class Y Shares.
The undersigned hereby certify that the above-stated
Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 22nd day of August, 2003, to become effective on September 30, 2003.

WITNESS the due execution hereof this 22nd day of August, 2003.


/s/ John F. Donahue		/s/ Lawrence D. Ellis, M.D.
John F. Donahue		Lawrence D. Ellis, M.D.


/s/ Thomas G. Bigley		/s/ Peter E. Madden
Thomas G. Bigley		Peter E. Madden


/s/ John T. Conroy, Jr.		/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.		Charles F. Mansfield, Jr.


/s/ Nicholas P. Constantakis		/s/ John E. Murray, Jr.
Nicholas P. Constantakis		John E. Murray, Jr.


/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts


/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh